Exhibit 5.1

November 28, 2006

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Ladies and Gentlemen:

We have acted as counsel to Gilead Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,927,423 shares of the Company’s common stock, $0.001 par value (the “Shares”), subject to issuance by the Company upon the exercise of stock options granted under the Myogen, Inc. 2003 Equity Incentive Plan (the “Plan”) and assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated as of October 1, 2006 (the “Merger Agreement”) by and among the Company, a wholly owned subsidiary of the Company and Myogen, Inc.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the assumption of the Plan). Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plan and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

By:	/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP